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                                                  Exhibit 10.20.6

                         AMENDMENT NO. 5
                   TO STEAM PURCHASE CONTRACT

          WHEREAS, E. I. DuPont de Nemours and company ("Du Pont") and O'Brien Energy Systems, Inc. ("O'Brien") entered into a Steam Purchase Contract dated December 8, 1986, as amended by Amendment No. 1 dated January 12, 1988 (Amendment No. 2), Amendment No. 3 dated December 14, 1988, and Amendment No. 4 dated July 6, 1989 pursuant to which O'Brien has agreed to supply steam to Du Pont's Parlin, New Jersey plant from a cogeneration facility which O'Brien has constructed on land leased from Du Pont; and
          WHEREAS, said Agreement, as amended, was assigned with Du Pont's consent to O'Brien (Parlin) Cogeneration, Inc. on December 12, 1988; and
          WHEREAS, Steam delivery to Du Pont by O'Brien was delayed beyond the amended and agreed upon Initial Delivery Date, and the Parties wish to resolve a dispute concerning the amount of liquidated damages to be paid to Du Pont; and
          WHEREAS, the Parties desire to ratify said Agreement, as amended, and to make certain further modifications thereto:

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is

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acknowledged by both Parties, the Parties do hereby agree as follows:
     1.   Modifications to Article 2:
          A new Paragraph 2.G, entitled Option to Lease Additional Land; Permitted Uses is hereby added to Article 2 as follows:
          (1) Du Pont hereby grants O'Brien a five-year option commencing January 1, 1993) to lease from Du Pont an additional two acres of land, contiguous to O'Brien's existing leasehold, subject to the conditions set out below. As consideration for this option, O'Brien agrees to pay Du Pont the sum of $1,000 on February 1, of each year (beginning February 1, 1993) until such time as the option is exercised or O'Brien terminates the option, or it expires.

          (2) Du Pont shall have no obligation to lease the additional two acres unless it has received a Certificate of Non-applicability from the State of New Jersey evidencing that the proposed transaction is not subject to New Jersey'/s Environmental Clean-up Responsibility Act ("ECRA"). In the event the proposed lease is subject to ECRA, Du Pont shall repay to O'Brien the option payments provided in the preceding subparagraph.

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          (3)  If the option is exercised, the additional two
     acres leased to O'Brien will be used by O'Brien and only for the following purposes:
                    (a)  a depot for mobile generator sets;
                    (b)  additional office space for training or
     other corporate purposes acceptable to Du Pont, such approval not to be unreasonably withheld;
                    (c)  a replacement steam customer acceptable
     to Du Pont, in its reasonable discretion, in the event Du Pont does not take the annual minimum quantity of steam required to maintain Qualified Facility status under the Public Utility Regulatory Act, as amended;
                    (d)  an expanded cogeneration facility,
     provided that Du Pont and O'Brien can reach agreement on an amount to be paid to Du Pont as additional, reasonable compensation for Du Pont's consent to erection of an expanded cogeneration facility. (It is the intent of the Parties that "reasonable compensation" as used herein shall mean a share of the value of the new or expanded cogeneration facility and is in no way limited to the fair market lease value of the two acre site.); and
                    (e)  such other uses as are approved in
     writing by Du Pont, such approval not to be unreasonably withheld.

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          (4)  If O'Brien exercises the option to lease the
     additional two acres, O'Brien shall pay Du Pont fair market lease rates for the additional leasehold. Fair market value shall be established by an independent appraiser familiar with industrial real estate values in the Parlin, New Jersey area who is acceptable to both Du Pont and O'Brien. If the Parties cannot agree on a neutral appraiser, each Party shall select an appraiser and the two appraisers shall then agree on a third appraise. If no two of the appraisers agree on a fair market vale, then the three appraisals shall be averaged, and the result shall be the fair market value.

          (5) If O'Brien exercises its option, the parties shall execute a separate lease agreement for the two acres which shall have terms and conditions identical to the Ground Lease for the Facility, except as specifically modified by this Article 2. The term of the additional Lease, if O'Brien exercises the option for the additional two contiguous acres, shall equal the remaining term of this Steam Purchase Contract. In the event that Du Pont chooses not to exercise its option to purchase the Facility under Paragraph 5.B at the end of the initial twenty-year term, the term of the original lease covering the Cogeneration Facility as well as the term of any lease executed by O'Brien

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     for the additional two contiguous acres shall be extended an additional ten years, without any further action being required of the Parties. In the event that Du Pont does choose to exercise its option to purchase the Facility at the end of the initial twenty-year term, the lease of the additional contiguous two acres shall terminate, unless the Parties otherwise mutually agree."
     2.   Modifications to Article 4, "Initial Delivery Date":
          A new Paragraph 4.C is added to Article 4 as follows:
          "(1) O'Brien agrees to pay Du Pont a portion, as set
     out more fully in subparagraph (2) of this paragraph, of certain liquidated damages which O'Brien expects to receive from Hawker Siddeley Power Engineering Inc., ("HSPE"), the contractor for the Parlin Cogeneration Facility, due to
     delayed completion of the Facility.   De Pont acknowledges
     that HSPE is contesting these liquidated damages in similar cases now pending in New Jersey and Texas state courts, and that, with respect to the expected award in those cases, O'Brien shall be obligated to pay Du Pont only that portion of such damages as is set out in this Paragraph 4.C.
          (2) If the damages awarded to O'Brien in the same litigation exceed

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               (a)  the total amount withheld by O'Brien from
          Hawker Siddeley under the Turnkey Construction Contract for the Parlin project (which O'Brien represents to be $5.1 million) and
               (b) any contingent legal fees paid to O'Brien's attorneys, Sills, Cummis, Zuckerman, Radin, Tischman, Epstein & Gross ("Sills Cummis") for that firm's representation of O'Brien in the said HSPE litigation as set forth in the next sentence, O'Brien shall pay fifty percent (50%) of such remainder of the award to Du Pont, up to a maximum payment to Du Pont of $1 million. O'Brien represents that it has agreed to pay Sills Cummis as part of its fee for representing O'Brien in the said litigation (but not for sums which O'Brien may owe Sills Cummis for any services other than in the said HSPE liquidated damages litigation) a contingent component of twenty percent (20%) of the first million dollars of damages received from HSPE (without regard to the $5.1 million which O'Brien represents that it has retained from payment to
          HSPE), and fifteen percent (15%) of any subsequent award up to a total ceiling on all such litigation fees (both current and contingent) equal to 150% of Sills Cummis' normal hourly billing rates.
          (3) O'Brien shall pay Du Pont the amount agreed upon in this paragraph within thirty (30) days of

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          receipt by O'Brien, and O'Brien shall furnish Du Pont an
          accounting of all damages received from Hawker Siddeley for the said Parlin case."

     3.   Waiver of Liquidated Damage Claims:
          Du Pont hereby agrees to waive any and all claims which it may have against O'Brien under Article 4 for alleged delays in the delivery of steam by the Initial Delivery Date. Du Pont also waives any alternative right to pursue available remedies at law or in equity in lieu of such damages.

     4. Modifications to Article ;5, "Term; Termination:. Paragraph 5.A is modified to read as follows:
     "This Agreement shall be effective as of the d ate of its execution and shall continue in effect thereafter for a period of thirty (30) years beyond the Initial Delivery Date, unless Du Pont exercises its purchase option at the end of Year Twenty pursuant to Article 5.B. Assuming Du Pont does not exercise this purchase option or the option at the end of Year Thirty, the Agreement shall remain in effect after the initial thirty-year term unless terminated by three year's notice by either party."

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     Paragraph 5.B is modified to read as follows:
          "At the end of twenty (20) years following the Initial Delivery Date, Du Pont shall have the option; to buy the Facility at the greater of its then fair market value or $34 million. In the event of a dispute regarding the fair market value, each side shall appoint an appraiser experienced in valuing cogeneration facilities, and if the two appraisers cannot agree, they shall appoint a third appraiser. If not two of the appraisers agree on a fair market value, then the three appraisals shall be averaged, and the result shall be the fair market value. Du Pont shall have sixty (60) days from the end of the twentieth year following the Initial Delivery D ate (extended for the period necessary to establish fair market value) to exercise the option to purchase the Facility; if the option is not exercised within that period, the Agreement shall continue for an additional ten (10) years at the expiration of which Du Pont shall have the option to purchase the Facility at its then fair market value. In constructing the Facility, O'Brien shall install the back-up boiler and all necessary auxiliaries in such a way that it and the land on which it is located can be severed from the rest of the Facility in the event of termination."

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          5.   Modifications to Article ;6, "Purchase Price":
     A new paragraph 6.C is added to Article 6 as follows:
          "On or before February ;1, 1993, O'Brien will pay Du Pont One Hundred Seventy Five Thousand Dollars ($175,000) in cash or as a credit on steam or electricity purchased by Du Pont during January 1993. Beginning January 1, 1993, and each month thereafter for a total of nineteen 919) years, Du Pont shall receive a credit against steam purchases equal to $14,583.33 per month. Prior to the end of the Nineteenth Year, if Du Pont does not utilize the full amount of the credit in any given month for steam purchases, any unused credit may be carried over to the following month or months or, at Du Pont's option, applied to electricity purchases from under the separate Electricity Purchase Contract between the Parties. In the event that Du Pont exercises its option to purchase the Facility at the end of Year 20, any remaining unused credit (based on the full nineteen years) may be applied by Du Pont against the purchase price, as determined under Article 5.B."

     6.   Modifications to Exhibit  D (Steam Purchase Rate):
          Exhibit D is modified by adding to the end of the current Exhibit D the following language:
          "Assuming that the contract continues beyond Year 20, as provided in Paragraph 5.A, the price of steam

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     delivered to Du Pont at the beginning of Year 21 shall be
     determined as follows: The ending steam price for the last month of Contract Year 20 shall be the Base Price for Years 21 through 30; the Base Price shall be adjusted monthly (up or down) by the percentage change in the U. S. Producer Price Index for All Commodities (or its successor); and any credits for condensate returned by Du Pont shall be calculated in accordance with this Exhibit, based on the adjusted price.

     7.   Complete Agreement:  This Amendment No. 5 combined with
     the original Steam Purchase Contract as previously amended, constitutes the complete agreement between the Parties as to the
     subject matter thereof.   Any further amendment shall be in
     writing and shall be executed by both Parties.

AGREED AND ACCEPTED

E. I. Du Pont de Nemours & Company


By: /s/ Frank Wright

Date: 1/22/93


O'Brien (Parlin) Cogeneration, Inc.


By: /s/ Joel Cooperman

Date: 2/16/93

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